UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date earliest event reported): May 3, 2021

CuriosityStream Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39139	84-1797523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8484 Georgia Ave., Suite 700

Silver Spring, Maryland 20910

(Address of Principal Executive Offices, including zip code)

(301) 755-2050

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	CURI	NASDAQ
Warrants, each exercisable for one share of Common stock at an exercise price of $11.50 per share	CURIW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition

The information set forth under Item 4.02 is incorporated into this Item 2.02 by reference.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 3, 2021, the Board of Directors (the “Board of Directors”) of CuriosityStream Inc. (the “Company”), following the recommendation of the Audit Committee of the Board of Directors in response to the statement released by the staff of the U.S. Securities and Exchange Commission (the “SEC”) with respect to the balance sheet classification of certain contracts that may be settled in an entity’s stock, such as warrants, and after discussion with its independent registered public accounting firm, Ernst & Young LLP, its valuation firm and its legal advisors, concluded that the Company’s previously issued consolidated financial statements as of and for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K (the “10-K”) should be restated to reflect the impact of this guidance by the SEC staff and accordingly, should no longer be relied upon. Similarly, any previously furnished or filed reports, related earnings releases, investor presentations or similar communications of the Company describing the Company’s financial results contained in the 10-K should no longer be relied upon.

Background

On April 12, 2021, the SEC staff issued a statement (the “Statement”) on the accounting and reporting considerations for warrants issued by special purpose acquisition companies. The Statement referenced the guidance included in U.S. Generally Accepted Accounting Principles that entities must consider in determining whether to classify contracts that may be settled in its own stock, such as warrants, as equity or as an asset or liability.

After considering the Statement, the Company re-evaluated its historical accounting for its warrants and concluded it must amend the accounting treatment of the private placement warrants (the “Warrants”) issued to Software Acquisition Holdings LLC, the former sponsor of Software Acquisition Group, Inc. (“SWAG”), in connection with a private placement that closed concurrently with the initial public offering of SWAG and recorded in the Company’s consolidated financial statements as a result of the business combination between SWAG and CuriosityStream Operating Inc. (formerly named CuriosityStream Inc.) (the “Merger”) and the reverse recapitalization that occurred on October 14, 2020. At that time, the Warrants were presented within equity and did not impact any reporting periods prior to the Merger.

Based on the Company’s reassessment, it determined that the Warrants should have been classified as liabilities measured at fair value on the closing date of the Merger, with subsequent changes in fair value reported in the Company’s consolidated statements of operations each reporting period. The Company intends to promptly file restated financial statements for the year ended December 31, 2020 on Form 10-K/A.

In light of the restatement discussed above, the Company reassessed the effectiveness of its disclosure controls and procedures and internal controls over financial reporting as of December 31, 2020 and determined that a material weakness existed related to the Company’s accounting for the Warrants. As a result of the restatement discussed above, the Company expects to recognize incremental non-operating expense of $8 million to $12 million for the year ended December 31, 2020. The Company anticipates that the first quarter 2021 non-operating expense related to this issue will be between $3 million and $5 million. The Company expects that there will be no material impact to its historically reported cash and cash equivalents, or cash flows from operating, investing or financing activities.

All estimates contained in this report are subject to change as management completes the Form 10-K/A, and the Company’s independent registered public accounting firm has not audited or reviewed these estimates or ranges. An audit of annual financial statements and/or review of quarterly financial statements could result in material changes to these ranges and estimates. Further details will be included in the Company’s Form 10-K/A.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Ernst & Young LLP.

Item 7.01 Regulation FD

The information set forth under 4.02 is incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2021	CuriosityStream Inc.

/s/ Jason Eustace
Name: Jason Eustace
Title: Chief Financial Officer